Exhibit 99.1

For Immediate Release –January 26, 2004

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Quarterly Earnings From Continuing Operations and Declares Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ:HFFC), Sioux Falls, SD, reported diluted earnings per share from continuing operations (“EPS”) of $0.34 for the quarter ended December 31, 2003 compared to $0.41 for the same period in the prior fiscal year.  The EPS figures have been adjusted to reflect the 10% stock dividend paid on December 31, 2003.

•                  For the six months ended December 31, 2003, the Company reported EPS of $0.70 compared to $0.81 for the same period in the prior fiscal year.

•                  On November 19, 2003 the Company announced a 10% stock dividend payable December 31, 2003 to shareholders of record on December 3, 2003.

•                  In the second quarter of fiscal 2004, the Company sold approximately $5.0 million of student loans to the Student Loan Finance Corporation, which resulted in a gain of $141,000.

•                  Asset Quality maintained its positive trend with the ratio of non-performing assets as a percent of total assets decreasing to 0.63% at December 31, 2003 compared to 0.77% at June 30, 2003 and 1.19% at December 31, 2002.

•                  For the second quarter of fiscal 2004, health claims, net of stop loss reimbursement, decreased $380,000 compared to the first quarter of fiscal 2004.

•                  The Company announced it will pay its regular quarterly cash dividend of 10.75 cents per share for the second quarter of the 2004 fiscal year.  The dividend will be payable on February 18, 2004 to shareholders of record on February 4, 2004.  This dividend payment represents an amount adjusted as a result of the 10% stock dividend completed in December 2003.  In addition, this dividend payment represents an annualized dividend yield of 2.63% based on the stock price at December 31, 2003.

•                  The Company continued with its stock buyback program during the second quarter ended December 31, 2003.  During the current buyback period from May 1, 2003 to April 30, 2004, the Company purchased 74,200 shares of which 25,600 shares were purchased during the second quarter.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. (“Mid America Leasing”), Hometown Insurors, Inc. and HF Financial Group, Inc. announced earnings from continuing operations today of $2.6 million for the six months ended December 31, 2003 compared to $3.0 million for the same period in the prior fiscal year.  For the three months ended December 31, 2003, earnings from continuing operations were $1.3 million compared to $1.5 million for the same period in the prior fiscal year.

Curtis L Hage, Chairman, President and CEO stated, “The EPS results for the quarter and year-to-date represent temporary challenges facing the Company.  Historically low interest rates have resulted in margin compression that affects our revenues.  Mortgage loan refinance volume slowed noticeably in this quarter as mortgage rates began to increase.  We have reduced direct operating costs in step with the slow down in mortgage production.  The exciting news is the diversification of our balance sheet over the past several years keeps the overall EPS performance within tighter ranges.  We believe we are well positioned to benefit from the economic recovery underway as interest rates reach more normal levels.”

Mr. Hage commented, “Our asset quality ratios are performing in line with our expectations.  We continue to transition to relationship-based lending.  The benefit of this strategy is increased net revenue from each relationship and stronger credit quality.  We are diligent in monitoring the performance of our portfolio and establish loan loss reserves consistent with the portfolio performance and risk.”

Net interest income decreased $1.2 million, or 8.8%, for the six months ended December 31, 2003 as compared to the same period in the prior fiscal year.  For the three months ended December 31, 2003, net interest income decreased $659,000, or 9.7%, compared to the same period in the prior fiscal year.  The

Company’s net interest margin was 3.45% for the first half of fiscal 2004 as compared to 3.90% for the same period in the prior fiscal year.

Investment interest income was $702,000 for the three months ended December 31, 2003, which represents an increase of $59,000 from the first quarter of fiscal 2004.  This increase is due to slower prepayments on adjustable rate securities and additional investments in mortgage-backed securities.

Provision for losses on loans and leases decreased $412,000, or 27.8%, for the six months ended December 31, 2003 as compared to the same period in the prior fiscal year.  For the three months ended December 31, 2003, provision for losses on loans and leases increased $185,000, or 41.2%, compared to the same period in the prior fiscal year.  The increase in the second quarter of fiscal 2004 was primarily reflective of the charge-off experience with commercial business loans.

The Company continues to liquidate a significant impaired loan.  The specific reserve on this loan was increased from $723,000 to $808,000 during the second quarter of fiscal 2004 based on changes in commodity prices.  The liquidation is expected to be finalized over the next few months.

The increase in noninterest income of $149,000, or 2.9%, for the six months ended December 31, 2003 as compared to the prior fiscal year was primarily due to increases in gain on sale of loans of $168,000 and other noninterest income of $296,000 offset by a decrease in gain on sale of securities of $308,000.  For the three months ended December 31, 2003, noninterest income decreased $75,000 as compared to the same period in the prior fiscal year primarily due to decreases in the gain on sale of loans of $137,000 and fees on deposits of $66,000 offset by increases in loan servicing income of $55,000, gain on sale of securities of $42,000 and other noninterest income of $31,000.

During the second quarter of fiscal 2004, the Company completed a reclassification of its deferred loan origination fees and other loan fees and costs.  This process was done upon a fuller interpretation of Statement 91 as issued by the Financial Accounting Standards Board (“FASB 91”) and Regulation S-X (“Reg S-X”) as issued by the Securities and Exchange Commission.   All periods presented have been revised in presentation to reflect this reclassification and there was no change to net income or EPS as a result of this reclassification.  The change to net interest margin for the six months ended December 31, 2003 was an increase of approximately 0.13% compared to an increase of approximately 0.11% for the same period in the prior fiscal year as a result of the reclassification.

Noninterest expense decreased $32,000, or 0.25%, for the six months ended December 31, 2003 as compared to the same period in the prior fiscal year primarily due to decreases in occupancy and equipment of $38,000 and other noninterest expense of $125,000 offset by an increase in compensation and employee benefits of 131,000.  For the three months ended December 31, 2003, noninterest expense decreased $627,000, or 9.6%, as compared to the same period in the prior fiscal year primarily due to decreases in compensation and employee benefits of $377,000 (primarily due to the reclassification of deferred fees and costs as defined by FASB 91) and other noninterest expense of $219,000.

The Company had total assets of $788.5 million and stockholders’ equity of $51.1 million at December 31, 2003.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other releases and reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services and transactions.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism”, “look forward”, “bright”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments, such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; the ability or inability to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Continuing operations:
Interest, loan fees and dividend income:
Loans and leases receivable	$9,112	$10,489	$18,718	$21,173
Investment securities and interest-bearing deposits	732	1,027	1,410	2,032
	9,844	11,516	20,128	23,205
Interest expense:
Deposits	2,477	3,332	5,073	6,720
Advances from Federal Home Loan Bank and other borrowings	1,247	1,405	2,566	2,788
	3,724	4,737	7,639	9,508

Net interest income	6,120	6,779	12,489	13,697
Provision for losses on loans and leases	634	449	1,071	1,483

Net interest income after provision for losses on loans and leases	5,486	6,330	11,418	12,214

Noninterest income:
Fees on deposits	1,057	1,123	2,129	2,206
Loan servicing income	419	364	838	768
Gain on sale of loans, net	312	449	834	666
Gain on sale of securities, net	42	—	42	350
Other	642	611	1,439	1,143
	2,472	2,547	5,282	5,133
Noninterest expense:
Compensation and employee benefits	3,539	3,916	7,851	7,720
Occupancy and equipment	822	853	1,636	1,674
Other	1,555	1,774	3,163	3,288
	5,916	6,543	12,650	12,682

Income from continuing operations before income taxes	2,042	2,334	4,050	4,665

Income tax expense	773	790	1,459	1,670
Income from continuing operations	1,269	1,544	2,591	2,995
Discontinued operations:
Income from operations of discontinued segment, net of income taxes of $54 and $100	—	105	—	193
(Loss) on discontinued segment, net of income taxes of $(111) and $(126)	—	(215)	—	(244)

(Loss) from discontinued operations	—	(110)	—	(51)
Net income	$1,269	$1,434	$2,591	$2,944

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Basic earnings per share:
Income from continuing operations	$0.35	$0.42	$0.73	$0.82
(Loss) from discontinued operations	—	(0.03)	—	(0.02)
Net income	0.35	0.39	0.73	0.80

Diluted earnings per share:
Income from continuing operations	0.34	0.41	0.70	0.81
(Loss) from discontinued operations	—	(0.03)	—	(0.02)
Net income	0.34	0.38	0.70	0.79

Weighted average shares:
Basic	3,582,667	3,664,571	3,569,780	3,666,639
Diluted	3,687,746	3,713,513	3,677,444	3,704,687

Outstanding shares: (end of period)	3,573,895	3,629,063	3,573,895	3,629,063

Share data for all periods presented has been adjusted for the 10% stock dividend paid on December 31, 2003.

Summary of FASB 91 and Reg S-X Reclassification:
Increase in loans and leases receivable	$258	$192	$478	$375
Decrease in loan fees, service charges and gain on sale of loans	(427)	(665)	(1,149)	(1,148)
Decrease in compensation and employee benefits	169	473	671	773
Net income change related to above	$—	$—	$—	$—

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	12/31/2003	6/30/2003	12/31/2002

Balance Sheet Data
Total assets	$788,538	$800,483	$807,172
Cash and cash equivalents	27,571	44,214	42,036
Securities available for sale	99,074	88,527	101,011
Loans and leases receivable, net	597,886	595,417	548,415
Loans held for sale	10,612	15,984	68,806
Deposits	625,008	621,381	630,888
Advances from Federal Home Loan Bank and other borrowings	68,088	89,819	86,021
Company obligated mandatorily redeemable preferred securities of subsidiary trusts that solely hold subordinated debentures	27,000	20,000	20,000
Stockholders’ equity	51,081	49,358	49,632

Equity to total assets (end of period)	6.48%	6.17%	6.15%
Book value per share (1)	$14.29	$13.93	$13.67

Tier I (core) capital (2)	8.71%	8.25%	7.46%
Risk-based capital (2)	10.60%	10.20%	10.00%

Number of full-service offices	34	34	34

Asset Quality
Nonaccruing loans and leases	$4,196	$4,365	$8,135
Accruing loans and leases delinquent more than 90 days	627	1,466	1,098
Foreclosed assets (3)	120	335	398
Total nonperforming assets	$4,943	$6,166	$9,631

Ratio of nonperforming assets to total assets (end of period)	0.63%	0.77%	1.19%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.66%	0.62%	0.76%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (4)	83.21%	65.89%	51.14%

(1)   Equity divided by number of shares of outstanding common stock.  Retroactively adjusted for the 10% stock dividend payable to shareholders of record on December 3, 2003 and paid on December 31,2003.

(2)   Capital ratios for Home Federal Bank.

(3)   Total foreclosed assets do not include land or other real estate owned held for sale.

(4)   Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data From Continuing Operations

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2003	12/31/2002	12/31/2003	12/31/2002
Balance, beginning	$3,998	$5,202	$3,842	$4,461
Provision charged to income	634	449	1,071	1,483
Charge-offs	(718)	(1,010)	(1,061)	(1,407)
Recoveries	99	81	161	185
Balance, ending	$4,013	$4,722	$4,013	$4,722

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2003		12/31/2002
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1)	$617,622	6.01%	$596,240	7.04%
Investment securities (2) (3)	95,403	2.80%	93,489	4.10%
Federal Home Loan Bank stock	4,610	2.80%	6,683	2.94%
Total interest-earning assets	717,635	5.56%	696,412	6.61%
Noninterest-earning assets	60,892		51,699
Total assets	$778,527		$748,111

Interest-bearing liabilities:
Deposits:
Checking and money market	$226,195	1.11%	$190,449	1.47%
Savings	47,141	0.58%	37,402	0.86%
Certificates of deposit	260,874	2.79%	274,752	3.72%
Total interest-bearing deposits	534,210	1.88%	502,603	2.65%
FHLB advances and other borrowings	81,653	4.83%	105,715	4.45%
Company obligated mandatorily redeemable preferred securities of subsidiary trusts that solely hold subordinated debentures	24,000	4.77%	15,465	5.31%

Total interest-bearing liabilities	639,893	2.37%	623,783	3.02%
Noninterest-bearing deposits	68,107		55,734
Other liabilities	20,316		19,212
Total liabilities	728,286		698,729
Equity	50,241		49,382
Total liabilities and equity	$778,527		$748,111

Net interest spread (4)		3.19%		3.59%
Net interest margin (4) (5)		3.45%		3.90%
Return on average assets (4) (6)		0.67%		0.80%
Return on average equity (4) (7)		10.31%		12.13%

(1)   Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)   Includes federal funds sold.

(3)   Yields do not reflect the tax exempt nature of municipal securities.

(4)   Percentages for the six months ended 12/31/03 and 12/31/02 have been annualized.

(5)   Net interest margin is net interest income divided by average interest-earning assets.

(6)   Ratio of income from continuing operations to average total assets.

(7)   Ratio of income from continuing operations to average equity.